Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-59766, No. 333-36740, No. 333-60379, No. 333-85210, No. 333-108785, No. 333-132958, No. 333-137031 and No. 333-137894) and S-8 (No. 333-87384, No. 333-88711, No. 333-111736, No. 333-118096 and No. 333-118097) of Corporate Office Properties Trust of our report dated March 13, 2007 relating to the Historical Summary of Revenues and Certain Expenses of the Nottingham Operating Properties, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, MD
March 15, 2007